SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PSS World Medical, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PSS WORLD MEDICAL, INC.

4345 SOUTHPOINT BOULEVARD
JACKSONVILLE, FLORIDA 32216

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 21, 2002

The Annual Meeting of Shareholders (the “Annual Meeting”) of PSS World Medical, Inc., a Florida corporation (the “Company”), will be held at 10:00 a.m., local time, on Wednesday, August 21, 2002, at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect three Class III directors for a three-year term;

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on June 24, 2002, are entitled to notice of and to vote at the Annual Meeting and any and all adjournments thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the Company’s corporate headquarters at the address listed above.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you expect to be present, please sign, date and return the enclosed Proxy Card in the enclosed pre-addressed envelope as soon as possible. No postage is required if mailed from within the United States. Shareholders who sign and return a Proxy Card may nevertheless attend the Annual Meeting, revoke their Proxy, and vote their shares in person.

By Order of the Board of Directors

By:	/s/ DAVID A. SMITH
David A. Smith President and Chief Executive Officer

Jacksonville, Florida
July 8, 2002

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard
Jacksonville, Florida 32216

PROXY STATEMENT

INTRODUCTION

The enclosed Proxy is solicited by the Board of Directors (the “Board”) of PSS World Medical, Inc., a Florida corporation (the “Company”), for use at its Annual Meeting of Shareholders scheduled to be held on Wednesday, August 21, 2002, at 10:00 a.m., local time, or at any postponements or adjournments thereof (the “Annual Meeting”). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256. The date of the mailing of this Proxy Statement and accompanying Proxy is on or about July 10, 2002.

Procedural Matters

Shareholders of record at the close of business on June 24, 2002, are entitled to notice of and to vote at the Annual Meeting. At the record date, 71,280,731 shares of Common Stock of the Company, $0.01 par value per share (the “Common Stock”), were issued and outstanding and held by approximately 2,050 shareholders of record and approximately 12,300 beneficial holders. Shareholders are entitled to one vote per share on all matters voted upon at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on June 24, 2002, will constitute a quorum. If the accompanying Proxy Card is properly signed and timely returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein.

Unless contrary instructions are given, the persons designated as proxy holders on the accompanying Proxy Card will vote: (i) FOR approval of the Board’s nominees; and (ii) if any other matters properly come before the Annual Meeting, in accordance with their best judgment on such matters. Each such proxy granted may be revoked by the shareholder(s) at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed Proxy Card bearing a later date or by voting in person at the Annual Meeting. The powers of the proxy holder with respect to a particular proxy will be suspended if the person executing that proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy. Shareholders have no dissenters’ rights of appraisal in connection with any matter being presented at the Annual Meeting.

Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting.

Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner’s shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Board of Directors

The Board of Directors currently consists of eight directors who are elected in three classes, with two Class I members, three Class II members and three Class III members. Members of each class hold office for three-year terms; the terms of the classes are staggered so that the term of one class terminates each year. Each member of the Board of Directors holds office for the term for which he or she was elected and until his or her successor shall have been duly elected and qualified, or until the earlier of his or her resignation, removal from office or death.

Class I Directors.    The terms of the Class I directors, T. O’Neal Douglas and Clark A. Johnson, expire at the Annual Meeting of Shareholders in 2003, or when their successors have been duly elected and qualified.

Class II Directors.    The terms of the Class II directors, Melvin L. Hecktman, Delores P. Kesler and David A. Smith, expire at the Annual Meeting of Shareholders in 2004, or when their successors have been duly elected and qualified.

Class III Directors.    The terms of the Class III directors, Hugh M. Brown, Charles R. Scott and Donna C.E. Williamson, expire at the Annual Meeting of Shareholders in 2002, or when their successors have been duly elected and qualified.

Election of Class III Directors

Ms. Williamson will not seek re-election as a director of the Company at the expiration of her current term. Charles E. Adair, Mr. Brown and Mr. Scott have been nominated for election at the 2002 Annual Meeting by the Board of Directors to serve as Class III directors and have informed the Company that they will serve if elected.

Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The accompanying proxy, unless otherwise specified, will be voted “FOR” the election of Mr. Adair, Mr. Brown and Mr. Scott as directors. If any of Mr. Adair, Mr. Brown and Mr. Scott should become unavailable, which is not now anticipated, the proxy will be voted for the election of such other person as the Board of Directors may select to replace such nominee, unless the Board of Directors instead reduces the number of directors comprising the Board. Each such proxy granted may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed Proxy Card bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE ELECTION OF CHARLES E. ADAIR, HUGH M. BROWN, CHARLES R. SCOTT AS DIRECTORS TO SERVE UNTIL THE 2005 ANNUAL MEETING OF SHAREHOLDERS.

Experience of Directors

Nominees for Directors

Class III
(whose terms, if elected, will expire
at the 2005 Annual Meeting)

Charles E. Adair has been a partner of Cordova Ventures, a venture capital and fund management company, since 1993, where he serves as manager of venture capital funds. From 1973 to 1992, Mr. Adair was associated with Durr-Fillauer Medical, Inc., a pharmaceutical and medical products distribution company, where he served in various capacities, including President and Chief Operating Officer from 1981 until 1992. Mr. Adair also serves on the Board of Directors of Performance Food Group Company, a food distributor, and Tech Data Corporation, a distributor of computers, peripherals and software, as well as numerous privately-held companies associated with Cordova’s venture capital fund investments. Mr. Adair is a Certified Public Accountant and holds a B.S. Degree in accounting from the University of Alabama.

Hugh M. Brown has served on the Board of Directors of the Company since March 1998. He serves as the Chairman of the Audit Committee of the Board of Directors. Mr. Brown has served as Chairman of the Board and Chief Executive Officer of BAMSI, Inc., an engineering and technical services company, since he founded the company in 1978. From 1990 to 1997, Mr. Brown served as a director for the Federal Reserve Bank of Atlanta and has served as Chairman since January 1996. He has been a director of SunTrust Bank Florida since January 1998, and currently serves on its Examining Committee. He has been a director of Blue Cross Blue Shield of Florida since 1995, and has served on its Audit Committee since 2001.

Charles R. Scott has served on the Board of Directors of the Company since March 1998. Currently, Mr. Scott is the Chairman and Chief Executive Officer of Leadership Centers, USA (d/b/a TEC Florida), which provides continuing education for executives of Florida-based companies. From February 1991 to December 1996, Mr. Scott was President and Chief Executive Officer of The Actava Group, Inc. (formerly Fuqua Industries, Inc.), an operating holding company. Mr. Scott also served as Chairman and Chief Executive Officer of Intermark, Inc., an operating holding company, from 1970 to 1991.

Directors Whose Terms of Office
Will Continue After the 2002 Annual Meeting

Class I
(terms expire at the 2003 Annual Meeting)

T. O’Neal Douglas has served on the Board of Directors since October 2000 and previously served on the Board of Directors from July 1993 to September 1999. Mr. Douglas served as Chairman of American Heritage Life Insurance Co. (“AHL Insurance”), and its holding company American Heritage Life Investment Corporation (“AHL Investment”), from 1994 to 2000. He also served as Chief Executive Officer of AHL Insurance and AHL Investment from 1990 to 2000, President of AHL Investment from 1990 to 1996 and President of AHL Insurance from 1986 to 1994. In addition, Mr. Douglas served as a director of Barnett Bank of Jacksonville, N.A from 1986 to 1997 and as a director of NationsBank, N.A. until 1998.

Clark A. Johnson has served on the Board of Directors of the Company since September 1999 and has served as Chairman of the Board since October 2000. From August 1988 to June 1998, Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Pier 1 Imports, Inc., a specialty retailer of imported decorative home furnishings, gifts and related items. Prior to these positions, Mr. Johnson served as President of Pier 1 Imports, Inc. from May 1985 to August 1988. Mr. Johnson currently serves on the boards of Niagra-Mohawk Power, Albertson’s Inc., Opticare, Inc., Metromedia International Group and REFAC, Inc.

Class II
(terms expire at the 2004 Annual Meeting)

Melvin L. Hecktman has served on the Board of Directors of the Company since March 1998. From May 1993 through March 1998, Mr. Hecktman served on the Board of Directors of Gulf South Medical Supply, Inc. (“Gulf South”), a distributor of medical supplies to the long-term care industry, which was acquired by the Company in March 1998. Since 1993, Mr. Hecktman has served as President of Hecktman Management, an investment management and consulting firm, and as a partner of Commonwealth Capital Partners, a merchant banking group. Mr. Hecktman was associated with United Stationers, Inc., a wholesaler of general business products, as an employee or director for 33 years and served as its Vice Chairman from 1989 through August 1993.

Delores P. Kesler has served on the Board of Directors of the Company since July 1993. Since 1997, Ms. Kesler has been Chairman and Chief Executive Officer of Adium LLC, a capital investment company. Ms. Kesler is also a founder of AccuStaff, Incorporated, a strategic staffing, consulting and outsourcing venture, and served as its Chairman and Chief Executive Officer from 1978 until 1997. Ms. Kesler currently serves on the boards of Horatio Alger Association of Distinguished Americans, Inc. and the University of North Florida Foundation, and previously served on the boards of Thermoview Industries, Inc., Heritage Bank in Orange Park, Florida, and St. Luke’s/Mayo Foundation.

David A. Smith has served on the Board of Directors of the Company since July 1993. He was appointed as Chief Executive Officer on January 1, 2002, and has served as the Company’s President since October 2000 and as its Secretary since November 1999. Prior to his appointment as Chief Executive Officer, Mr. Smith served as Chief Financial Officer of the Company from April 1992 to January 2002, as an Executive Vice President of the Company from April 1996 to October 2000, and as a Vice President of the Company from April 1992 to April 1996. Prior to serving as Vice President and Chief Financial Officer, Mr. Smith held the positions of Regional Manager, General Manager, Sales Manager and Operations Manager with the Company from July 1987 to June 1993. Prior to joining the Company, Mr. Smith worked in public accounting from 1983 to 1987.

Committees of the Board and Board Meetings

The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

The Board’s Executive Committee is authorized to act with the full authority and in place of the Board at such times as members of the Executive Committee deem necessary and appropriate. The members of the Executive Committee are Messrs. Johnson, Smith and Scott and Ms. Kesler, with Mr. Johnson acting as Chairman. The Executive Committee did not meet in fiscal year 2002.

The Board’s Audit Committee reports to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of annual audits, compliance with accounting and financial policies, and management’s procedures and policies relative to the adequacy of internal accounting controls. The Audit Committee operates under a written Audit Committee Charter adopted by the Board of Directors. The members of the Audit Committee are Messrs. Brown, Douglas and Scott and Ms. Kesler, with Mr. Brown acting as Chairman. The Board of Directors has determined that all members of the Audit Committee meet the independence standards of The NASDAQ Stockmarket, Inc. In fiscal year 2002, the Audit Committee held 15 meetings and did not act by unanimous consent.

The Board’s Compensation Committee reviews salary and bonus for management personnel and makes appropriate recommendations to the Board with respect thereto. In addition, it makes recommendations to the Board concerning certain employee benefit plan matters, including the granting of stock options. The members of the Compensation Committee are Messrs. Johnson and Scott and Ms. Williamson, with Mr. Scott serving as Chairman. The Compensation Committee held three meetings in fiscal year 2002, and did not act by unanimous consent.

The Board’s Nominating Committee recommends candidates for directorship. The members of the Nominating Committee are Messrs. Douglas and Hecktman, with Mr. Hecktman serving as Chairman. The Nominating Committee held one meeting in fiscal year 2002, and did not act by unanimous consent.

During fiscal year 2002, the Board of Directors held nine meetings and did not act by unanimous consent. In the 2002 fiscal year, each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (that were held during the period for which he or she has been a director); and (ii) the total number of meetings of all committees of the Board on which he or she served (held during the periods for which he or she served).

Director Compensation

In fiscal year 2002, directors who were not employees of the Company received a quarterly retainer of $10,000 and $1,000 for each of the meetings of the Board of Directors which they attended. Members of the Executive Committee, Audit Committee, Compensation Committee and Nominating Committee received additional fees of $750 for each committee meeting attended ($1,250 per quarter in the case of committee chairperson). Directors who are employees of the Company are not compensated for Board or committee meeting attendance. In addition to the regular fees discussed above, the Company’s Chairman of the Board, Clark A. Johnson, received an annual retainer of $100,000 for his duties as Chairman.

Pursuant to the Company’s Amended and Restated Directors’ Stock Plan, non-employee directors receive an annual grant of an option to purchase 3,000 shares of Common Stock. The exercise price of options granted under this plan may be no less than the fair market value of the Company’s common stock on the date of grant and all options are fully vested at the date of grant. In addition, upon election to the Board of Directors by the shareholders, directors will receive a grant of 3,000 shares of restricted stock. Restrictions on the restricted stock will lapse upon the expiration of the director’s term in office.

Non-employee directors can elect to receive stock options in lieu of their annual director fees and/or their election-year grants of restricted stock under the Amended and Restated Directors’ Plan.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the Company’s Board of Directors or its Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past. No member of the current Compensation Committee was an officer or employee of the Company at any time during fiscal year 2002. No executive officer or director of the Company serves on the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

MANAGEMENT

Directors and Executive Officers

The directors, nominees for directors and executive officers of the Company are as follows:

Name	Age	Position
David A. Smith(1)	42	President, Chief Executive Officer, Secretary and Director
John F. Sasen, Sr.	60	Executive Vice President and Chief Marketing Officer
Gary A. Corless	37	Executive Vice President and President, Physician Sales & Service Division
Joseph W. Pepper	56	Senior Vice President and President, Diagnostic Imaging, Inc.
David M. Bronson	49	Senior Vice President and Chief Financial Officer
Jeffrey Anthony	41	Senior Vice President, Corporate Development
Kevin P. English	33	Vice President of Finance and Controller
Charles E. Adair	49	Nominee for Director
Hugh M. Brown(2)	67	Director
T. O’Neal Douglas(2)(4)	66	Director
Melvin L. Hecktman(4)	63	Director
Clark A. Johnson(1)(3)	71	Chairman of the Board of Directors
Delores P. Kesler(1)(2)	61	Director
Charles R. Scott(1)(2)(3)	74	Director

(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating Committee.

For information pertaining to the experience and background of David A. Smith, Charles E. Adair, Hugh M. Brown, T. O’Neal Douglas, Melvin L. Hecktman, Clark A. Johnson, Delores P. Kesler and Charles R. Scott, see “Election of Directors—Experience of Directors.”

John F. Sasen, Sr. has served as Executive Vice President and Chief Marketing Officer of the Company since April 1998. From July 1993 to April 1998, Mr. Sasen served as a Director of the Company. Mr. Sasen served as President of the Company from August 1995 to April 1998, and as Chief Operating Officer from December 1993 to April 1998. Mr. Sasen also served as Executive Vice President of the Company from August 1990 to August 1995. Prior to joining the Company in 1990, Mr. Sasen was Vice President—Sales, Marketing and Distributor Relations of Becton Dickinson & Company (“Becton Dickinson”), a manufacturer of healthcare products. Mr. Sasen was with Becton Dickinson for over 20 years. Mr. Sasen serves as a director of Heska Corporation and as Chairman of its Compensation Committee. He serves on the Executive Committee of the Health Industry Distributors Association (“HIDA”) and has been a HIDA director for 7 years. Mr. Sasen is also a director of the HIDA Education Foundation, a non-profit organization that addresses the needs of the healthcare industry, and formerly served as its Chairman.

Gary A. Corless has served as Executive Vice President and President of the Company’s Physician Sales & Service division (the “Physician Supply Business”) since June 1, 2002. Prior to this appointment, Mr. Corless served as President of Gulf South, from April 1999 through May 2002. From April 1998 to April 1999, Mr. Corless served as Senior Vice President—Eastern Region of the Company’s Diagnostic Imaging, Inc. subsidiary (“DI”). Prior to that position, he served as the Vice President—Southern Region for the Physician Supply Business from April 1997 to April 1998. From 1996 to 1998, Mr. Corless served as a regional vice president of sales and operations for the Physician Supply Business, and from 1990 to 1996 he held various leadership positions with the Company.

On June 25, 2001, Joseph W. Pepper began serving the Company as a Senior Vice President and the President of DI. Mr. Pepper served from 1997 until September 2000 as president and chief executive officer for OEC Medical Systems (“OEC”), a mobile, fluoroscopic imaging equipment manufacturer and seller which was sold to GE Medical in 1999. Prior to joining OEC, Mr. Pepper spent 15 years with the BOC Group, Plc. (“BOC”), where he served as president of Ohmeda Medical Devices, the subsidiary of BOC responsible for international selling and distribution of medical devices, and president of Ohmeda Medical Systems, the subsidiary of BOC which focuses on domestic sales and service of anesthesia equipment.

David M. Bronson has served as Senior Vice President and Chief Financial Officer of the Company since January 7, 2002. Prior to joining the Company, Mr. Bronson was the Chief Financial Officer of Digineer, Inc. from June 2000 to September 2001. From October 1995 through August 1999, Mr. Bronson was the Senior Vice President of Finance and Chief Financial Officer of VWR Scientific Products. Mr. Bronson held senior financial positions with Baxter Healthcare, Inc. from 1975 to 1995, including Vice President, Finance and Business Development for Baxter Scientific Products from 1992 to 1995 and Vice President and Controller of Baxter Diagnostics Dade Division from 1988 to 1992. Mr. Bronson holds an M.B.A. from the Kellog School of Business and a B.S. in Accounting from California State University at Fullerton.

Jeffrey H. Anthony has served as Senior Vice President of Corporate Development since April 2000. Prior to that position, Mr. Anthony was Senior Vice President of Distribution from April 1999 to April 2000. From April 1998 to April 1999, Mr. Anthony served the Company as Senior Vice President of Eastern and Mid-America Region. Mr. Anthony served as the Company’s Chief Information Officer from April 1996 to April 1998, and as Pacific Regional Manager from April 1995 to April 1996.

Kevin P. English has served as Vice President of Finance and Controller of the Company since October 1999. Prior to these positions, Mr. English served as Chief Financial Officer of DI from April 1998 to September 1999, and as Controller of DI from May 1997 to March 1998. Before joining DI, he served as Operations Leader for the Physician Supply Business’s Atlanta distribution center from October 1996 to May 1997. Prior to joining the Company in October 1996, Mr. English was employed by Deloitte & Touche LLP as a Senior Audit Accountant.

Executive officers of the Company are elected annually and serve at the discretion of the Board. There are no family relationships between or among any of the Company’s directors or executive officers.

Executive Officer Compensation

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities for the three fiscal years ended March 31, 2000, March 30, 2001 and March 29, 2002, for each person who served as chief executive officer during the 2002 fiscal year and the four most highly compensated executive officers other than the chief executive officer.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
				Awards
Name and Principal Position	Year	Salary ($)1)	Bonus ($)(2)	Securities Underlying Options (#)(3)	Other Compensation ($)(4)
David A. Smith	2002	427,747	623,507	355,453	62,377
President, Chief Executive Officer	2001	386,583	235,000	67,292	74,295
and Secretary	2000	350,000	70,000	47,864	697

John F. Sasen, Sr.	2002	300,000	380,788	65,494	76,051
Executive Vice President and	2001	290,250	182,225	32,597	10,038
Chief Marketing Officer	2000	275,000	55,000	38,433	1,720

Gary A. Corless (5)	2002	285,000	325,751	54,326	35,886
President, Gulf South Medical	2001	237,298	156,215	31,216	29,211
Supply, Inc.	2000	198,000	20,556	18,461	130

Douglas J. Harper (6)	2002	275,000	220,537	53,729	43,856
President, Physician Sales &	2001	246,751	126,462	31,048	17,743
Service Division	2000	184,084	51,320	15,858	335

Kevin P. English	2002	165,000	201,809	25,616	16,924
Vice President of Finance and Controller	2001	145,000	128,750	13,959	13,594
	2000	125,000	43,200	8,706	89

(1)	Total base salary earned during the fiscal years presented.
(2)
For fiscal year 2002, amounts shown in this column include the following bonuses paid pursuant to the Company’s Officer Retention Bonus Plan, approved by the Board of Directors in connection with the planned but abandoned merger with Fisher Scientific International, Inc.: (i) for Mr. Smith, $248,507; (ii) for Mr. Sasen, $193,283; (iii) for Mr. Corless, $165,671; (iv) for Mr. Harper, $132,537; and (v) for Mr. English, $138,059. For fiscal year 2001, amounts shown in this column include the following bonuses paid pursuant to the Company’s Officer Retention Bonus Plan: (i) for Mr. Smith, $225,000; (ii) for Mr. Sasen, $175,000; (iii) for Mr. Corless, $150,000; (iv) for Mr. Harper, $120,000; and (v) for Mr. English, $125,000. For fiscal years 2002 and 2001, amounts other than bonuses paid pursuant to the Company’s Officer Retention Bonus Plan represent performance-based bonuses paid in connection with annual incentive targets approved by the Board of Directors and its Compensation Committee. For fiscal year 2000, amounts shown in this column represent performance-based bonuses paid in connection with annual incentive targets approved by the Board of Directors and its Compensation Committee. See “Compensation Committee Report.” Any amounts deferred at the election of the executive are included in the reported amounts.

(3)
Grants of stock options made during the fiscal years presented. These awards were made under the Company’s 1999 Long Term Incentive Plan, Amended and Restated 1994 Long Term Incentive Plan, and Amended and Restated 1994 Long Term Stock Plan.

(4)
Amounts shown in this column include the following amounts for fiscal year 2002: (i) for Mr. Smith, $830 for a split-dollar life insurance policy, $1,500 for Company match under the 401(K) plan and $60,047 for Company match under a deferred compensation plan; (ii) for Mr. Sasen, $1,529 for a split-dollar life insurance policy, $546 for Company match under the 401(K) plan and $73,976 for Company match under a deferred compensation plan; (iii) for Mr. Harper, $391 for a split-dollar life insurance policy, $1,500 for Company match under the 401(K) plan and $33,995 for Company match under a deferred compensation plan; (iv) for Mr. Corless, $178 for a split-dollar life insurance policy, $1,500 for Company match under the 401(K) plan and $42,178 for Company match under a deferred compensation plan; and (v) for Mr. English, $84 for imputed income under a split-dollar life insurance policy, $1,500 for Company match under the 104(K) plan and $15,340 for Company match under a deferred compensation plan.

(5)	Mr. Corless was appointed an Executive Vice President of the Company and President of the Physician Supply Business as of June 1, 2002.
(6)	Mr. Harper resigned as President of the Physician Supply Business as of June 1, 2002.

Option Grants in Fiscal Year Ended March 29, 2002

The following table sets forth summary information concerning individual grants of stock options made during the fiscal year ended March 29, 2002, to each of the executive officers named in the Summary Compensation Table.

	Individual Grants
	Number of Securities Underlying Options Granted(#)		Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name						5%($)	10%($)
David A. Smith	30,453	(2)	1.3	5.46	4/02/11	104,568	264,997
	75,000	(3)	3.1	6.01	7/25/06	124,534	275,187
	250,000	(4)	10.4	9.86	1/28/07	681,034	1,504,907
John F. Sasen, Sr.	40,494	(2)	1.7	5.46	4/02/11	139,047	352,372
	25,000	(3)	1.0	6.01	7/25/06	41,511	91,729
Gary A. Corless	19,326	(2)	0.8	5.46	4/02/11	66,361	168,172
	35,000	(3)	1.5	6.01	7/25/06	58,116	128,421
Douglas J. Harper	18,729	(2)	0.8	5.46	4/02/11	64,311	162,977
	35,000	(3)	1.5	6.01	7/25/06	58,116	128,421
Kevin P. English	10,616	(2)	0.4	5.46	4/02/11	36,453	92,379
	15,000	(3)	0.6	6.01	7/25/06	24,907	55,037

(1)
The dollar amounts reported in the “Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation” columns represent hypothetical amounts that may be realized on exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price or value of the Common Stock.

(2)	On each of the first five anniversary dates of these option grants issued under an executive deferred compensation plan, 20% of these options will become exercisable.
(3)
On each of the first three anniversary dates of these option grants issued as an annual long-term incentive based upon level of responsibility within the Company, 33 1/3% of these options will become exercisable.

(4)	On each of the first three anniversary dates of this option grant issued upon Mr. Smith’s promotion to Chief Executive Officer, 33 1/3% of these options will become exercisable.

Option Holdings as of March 29, 2002

The following table sets forth information regarding the value of the unexercised options held by each of the executive officers named in the Summary Compensation Table as of March 29, 2002, based on the market value of the Common Stock on that date. None of these executive officers exercised any options in the 2002 fiscal year.

Option Values as of March 29, 2002

	Number of Securities Underlying Unexercised Options at March 29, 2002		Value of Unexercised In-the-Money Options at March 29, 2002($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Smith	165,381	423,949	151,702	666,905
John F. Sasen, Sr.	177,809	111,487	63,902	362,021
Gary A. Corless	39,629	82,517	73,475	338,557
Douglas J. Harper	58,853	79,367	72,177	335,745
Kevin P. English	16,235	39,855	29,535	153,677

(1)	Based upon the closing price of $9.800 of the Common Stock on the Nasdaq National Market on March 29, 2002.

Equity Compensation Plan Information

	column (a)	column (b)	column (c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,534,000	10.63	2,184,000
Equity compensation plans not approved by security holders	2,446,000	6.22	144,000

Total	7,980,000	9.34	2,328,000

Employment Agreements

The Company has entered into employment agreements with Mr. Smith, Mr. Sasen, Mr. Harper, Mr. Corless and Mr. English, which include the terms described below.

Term.    The executive officers’ employment agreements are for initial terms of three years, in the case of Messrs. Smith and Sasen, two years, in the case of Messrs. Harper and Corless, and one year, in the case of Mr. English. Thereafter, each agreement automatically extends by one year on each anniversary of the effective date, unless either party elects not to extend. The agreement of Mr. Smith currently extends to March 4, 2002, and the agreements of Messrs. Sasen, Harper, Corless and English currently extend to April 1, 2002. Upon the occurrence of a change in control (as defined therein) of the Company, the term will automatically extend for a period of three years from that date, in the case of Messrs. Smith and Sasen, and two years, in the case of Messrs. Harper, Corless and English.

Salary and Benefits.    Under the terms of current employment agreements, each executive officer is entitled to a minimum annual salary and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to employees or other senior executives of the Company. As of March 29, 2002, the annual salaries of the executive officers are as follows: Mr. Smith—$500,000; Mr. Sasen—$300,000; Mr. Harper—$275,000, Mr. Corless—$285,000; and Mr. English—$170,000.

Termination.    Each of the employment agreements may be terminated by the Company at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

If any of the executive officers is terminated without cause or resigns for good reason, he will be entitled to his accrued salary and benefits through the date of termination, plus a severance amount equal to one times his base salary, in the case of Messrs. Smith and Sasen, or one half times his base salary, in the case of Messrs. Harper, Corless and English. The Company will also provide the executive with (i) health insurance coverage following such termination for one year, in the case of Messrs. Smith and Sasen, or six months, in the case of Messrs. Harper, Corless and English, and (ii) reimbursement for outplacement services up to $30,000, in the case of Messrs. Smith and Sasen, or $15,000, in the case of Messrs. Harper, Corless and English. In the event that such termination follows or is in connection with a change of control, in lieu of the benefits described above, the Company will pay the executive (i) his accrued salary and benefits through the date of termination, (ii) a pro rata payment of his annual bonus for the year of termination, and (iii) a severance amount equal to two times his base salary, and will also provide the executive with health insurance coverage for a period of two years and the outplacement service reimbursement described above.

If any of the executive officers is terminated for cause or if he resigns from the Company without good reason, he will be entitled to his accrued salary through the date of termination, plus a severance amount equal to 30 days’ base salary and health insurance coverage for 30 days following such termination. If an executive officer’s employment is terminated by reason of his disability or retirement, he will be entitled under his employment agreement to his accrued salary and benefits and any disability or retirement benefits that may apply. If an executive officer’s employment is terminated by reason of his death, his estate will be entitled to accrued salary and benefits and any death benefits that may apply, plus a lump sum payment equal to 60 days’ salary, in the case of Messrs. Smith and Sasen, 45 days’ salary, in the case of Messrs. Harper and Corless, or 30 days’ salary, in the case of Mr. English.

Each of the employment agreements provides that the executive officer will be entitled to a tax gross-up payment from the Company to cover any excise tax liability he may incur as a result of payments or benefits, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

Restrictive Covenants.    Each executive officer has agreed in his employment agreement not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 18 months following the termination of his employment or the earlier occurrence of a change of control of the Company.

Retention Bonuses.    Each of the executive officers participates in the Company’s Officer Retention Bonus Plan, which provides for a retention bonus to be paid to the executive officer, payable 50% on February 1, 2001, 30% on February 1, 2002 and 20% on February 1, 2003, if the executive is employed by the Company on such dates. The full retention bonuses payable under the bonus plan to Messrs. Smith, Sasen, Harper, Corless and English are $450,000, $350,000, $240,000, $300,000 and $250,000, respectively. Notwithstanding this payment schedule, in the event that any of the executive officers is terminated by the Company without cause, voluntarily terminates his employment for good reason or terminates his employment on account of his death or disability following a Change of Control of the Company (as defined in the plan), any unpaid amount will be paid to him within 30 days of such termination.

Loans Made to Executive Officers.    During fiscal years 2000 and 2001, the Company loaned approximately $390,000 to David A. Smith. The loan is unsecured and bears interest at 6%. The remaining principal and accrued interest amounts outstanding as of March 29, 2002 totaled approximately $136,600. During fiscal years

2000 and 2001, the Company loaned approximately $330,000 to John F. Sasen, Sr., $98,691 of which was loaned pursuant to a promissory note Mr. Sasen executed in favor of the Company. The loans are unsecured and bear interest at 6%. The remaining principal and accrued interest amounts outstanding as of March 29, 2002 totaled approximately $144,943.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee is composed of at least three outside directors of the Board who are not employees or former employees of the Company. The Committee is responsible for the approval and oversight of the compensation program for the Company’s officers, and periodically engages independent compensation consultants to aid the Committee in its review of the compensation program. The Compensation Committee met three times during the past fiscal year.

This report to shareholders addresses the Company’s compensation policies for the executive officers and its basis for determining the compensation of the President for the past fiscal year.

Compensation Strategy.    The Compensation Committee has reviewed the Company’s compensation strategy, and in its March 2001 meeting, the Committee decided to retain the services of an independent compensation consultant from Frederic W. Cook & Co., Inc. to assist in their review of the Company’s compensation strategy during the 2002 fiscal year. The goals of the executive compensation program are to:

•
enable the Company to attract and retain high-quality executives by providing total compensation opportunities and a compensation mix which are at or above the relevant employment market levels, but with modest fixed costs and leveraged incentive opportunities; and

•
motivate executives to act in the best interests of shareholders by providing substantial incentive opportunities to be earned through performance on direct or indirect measures of long-term shareholder value creation.

Targeted compensation levels are stated below and are followed by a more detailed discussion of each of the three compensation elements:

•	the base salary policy reflects median levels for companies of comparable revenue size;

•
the annual incentive plan award opportunities are targeted at median levels and associated with earnings growth goals, where actual awards are determined based upon how performance compares to such goals; and

•
the long-term incentives that may be earned reflect contributions to shareholder value over the long-term period, both in terms of the absolute growth in value per share of common stock and relative growth compared to a broad sample of companies or a composite index (e.g., Nasdaq National Market).

Base Salary.    In March 2001, the Compensation Committee reviewed the salaries of the Company’s executive officers for the 2002 fiscal year. In January 2002, the Committee reviewed Mr. Smith’s salary, in connection with his promotion to the position of Chief Executive Officer of the Company.

Annual Incentives.    With respect to annual incentive compensation, the Committee has maintained the existing incentive amounts for target awards as a percentage of salary (i.e., 60% for the CEO position, 50% for the other executive officer positions, and 40% for the other corporate officer positions). For the purposes of funding annual incentives, the profit target was established at the beginning of the 2002 fiscal year based on a business plan reviewed and approved by the Compensation Committee.

While the CEO’s annual incentive compensation is based solely upon profit performance results, other corporate staff officers have up to 50% of their incentive opportunity based upon their assessed individual contributions to the Company’s success. Incentive amounts listed in the Summary Compensation Table for the named executive officers were paid for results achieved during fiscal year 2002.

Long-Term Incentives.    Under the 1999 Long-Term Incentive Plan and the 1999 Broad-Based Employee Stock Plan, stock options were granted to all officers in fiscal 2002, consistent with the compensation strategy and after applying an award grant methodology for distributing the share allocation established for the year. Under the grant guideline, a set number of shares is annually awarded to officers based upon their respective salaries and tier responsibilities within the Company.

A performance award program maintained under the Long-Term Incentive Plan provides contingent cash award opportunities to eligible participants based upon the Company’s relative total shareholder return results as compared to all other companies on the Nasdaq National Market. In order to receive any payment, the Company must have at least a 60th percentile rank on a total shareholder return basis over a three-year period. A target award may be paid at the 50th percentile, and a scale has been created whereby a maximum award of three times the target may be earned if the Company’s total shareholder return results would place it among the top 10% (90th percentile or above) of all Nasdaq National Market companies. The most recently completed performance period under this plan ended on December 31, 2001, and for this performance period no payments were made to the eligible participants. As of March 29, 2002, no grants were outstanding under the program.

Compensation of Chief Executive Officer.    Consistent with the Compensation Committee’s general compensation philosophy for the Company’s executives, the Compensation Committee seeks to achieve two objectives: (i) to establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent; and (ii) to make a significant percentage of the total compensation package contingent upon the Company’s performance and stock price appreciation.

The base salary established for Mr. Smith on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors. In accordance with these objectives, upon his promotion to the position of Chief Executive Officer, the Compensation Committee established Mr. Smith’s base salary as $500,000 and awarded him a year-end bonus of $375,000.

In recognition of Mr. Smith’s extensive past service to the Company, and in an effort to maximize stockholder value by directly linking Mr. Smith’s compensation to the achievement of a higher stock price for the Company’s common stock, Mr. Smith was granted in the 2002 fiscal year options to purchase (i) 30,453 shares of the Company’s Common Stock issued under an executive deferred compensation plan at an exercise price of $5.46 per share, (ii) 75,000 shares of the Company’s Common Stock issued as an annual long-term incentive based upon level of responsibility within the Company at an exercise price of $6.01 per share, and (iii) upon his promotion to the position of Chief Executive Officer, 250,000 shares of the Company’s Common Stock at an exercise price of $9.86 per share. In order to ensure the continued retention of Mr. Smith into the future, the Company has entered into an employment agreement with him, which contains a compensation package that reflects the Compensation Committee’s compensation philosophy and policy, as described above. See “Employment Agreements.”

Other Considerations.    The Omnibus Budget Reconciliation Act of 1993 (OBRA) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” under Code Section 162(m). The 1999 Long-Term Incentive Plan permits the grant of stock options and other awards that are fully deductible under Code Section 162(m). It is the Committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent. The only executive officer who received compensation in excess of $1,000,000 in fiscal year 2002 was Mr. Smith whose compensation was $1,041,337.

Respectfully submitted,

The Compensation Committee
    Charles R. Scott, Chairman
    Clark A. Johnson
    Donna C.E. Williamson

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Audit Committees play a critical role in the financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. As such, we are providing this report to shareholders to help inform them of this process and the activities of the Audit Committee in the past year.

The Audit Committee of the Board of Directors is composed of four non-management directors, and the Chairman of the Audit Committee is selected by the Board. All current members meet the experience and independence requirements of The NASDAQ Stockmarket, Inc. as required by Marketplace Rule 4350(d)(2). The Audit Committee has adopted a charter outlining its role and responsibilities, which the Board of Directors re-approved in May 2001.

During the fiscal year ending March 29, 2002, the Audit Committee met 15 times. At each of its meetings, the committee met with senior members of the Company’s management team, the Company’s legal counsel and independent auditors. The committee also held private sessions at each of its meetings with the Company’s independent auditors and the Company’s Director of Internal Audit.

Upon the recommendation of the Audit Committee, on March 22, 2002, the Board of Directors dismissed Arthur Andersen LLP and engaged KPMG LLP as our independent auditors. The reports of Arthur Andersen LLP on the Company’s financial statements for fiscal years 2001 and 2000 did not contain any adverse or disclaimer of opinion, or other qualification or modification. In addition, the Company did not have any disagreements with Arthur Andersen LLP prior to their dismissal that, if not resolved, would have been mentioned in such reports, nor were there any reportable events (as defined in Item 304 of the Securities and Exchange Commission’s Regulation S-K).

The Audit Committee reviewed with the Company’s financial managers and independent auditors the overall audit scope and plans, the results of the external audit examination, the evaluations by the independent auditors of the Company’s internal controls and the quality of the Company’s financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.    Management has reviewed and discussed the audited financial statements in the Annual Report with the Audit Committee, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles.

2.    The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as amended by SAS No. 90, “Audit Committee Communications.”

3.    The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered with the auditors whether the provision of financial information systems design and implementation and other non-audit services as detailed below provided to the Company during the fiscal year ending March 29, 2002, was compatible with the auditor’s independence. Fees billed to the Company by its principal accountants during the fiscal year ended March 29, 2002, were as follows:

	Arthur Andersen LLP	KPMG LLP	Total
Audit Fees (Annual financial statement audit and review of quarterly 10-Q)	$275,000	$512,500	$787,500
Financial Information Systems Design and Implementation Fees	$0	$0	$0
All Other Fees	$1,239,000	$25,000	$1,264,000

We have been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

4.    In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2002, for filing with the Securities and Exchange Commission.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the committee relies on the work and assurance of the Company’s management, which has primary responsibility for financial statements and reports, and of the independent auditors, who in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

Respectfully submitted,

The Audit Committee
Hugh M. Brown, Chairman
T. O’Neal Douglas, Member
Delores P. Kesler, Member
Charles R. Scott, Member

PERFORMANCE GRAPH

The following performance graph compares the performance of the Common Stock to the Nasdaq National Market Composite index and a line-of-business index of selected peer companies assuming $100 was invested and all dividends, if any, were reinvested. The graph covers the period from March 28, 1997, to the Company’s fiscal year ending on March 29, 2002. The Company did not pay dividends during the period covered by this graph. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Cumulative Total Returns

PSS World Medical, Inc.

	PSS World Medical, Inc.	Peer Group	NASDAQ Stock Market (U.S.)
3/28/97	100.00	100.00	100.00
4/3/98	173.08	147.95	149.61
4/2/99	68.99	162.31	202.77
3/31/00	52.16	107.18	372.28
3/30/01	34.38	184.89	148.89
3/29/02	75.38	226.81	149.94

(1)
The Peer Group is comprised of AmeriSource Bergen Corp., Baxter International Inc., Cardinal Health, Inc., Graham-Field Health Products Inc., McKesson Corp., Moore Medical Corporation, Owens and Minor, Inc., Patterson Dental Company and Henry Schein, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Please see “Employment Agreements” for descriptions of loans the Company has made to (i) David A. Smith, the Company’s President, Chief Executive Officer and Secretary, and (ii) John F. Sasen, Sr., the Company’s Executive Vice President and Chief Marketing Officer.

BENEFICIAL OWNERSHIP OF EQUITY SECURITIES

The following table reflects the number of shares of Common Stock beneficially owned as of March 29, 2002, by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director, and (iv) all of the Company’s executive officers and directors as a group. Unless otherwise noted, the address of the following beneficial owners is 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Also unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

Name	Number of Shares(1)	Percent of Total(2)
The TCW Group, Inc.	4,827,900	6.8%
Wellington Management Company, LLP	3,843,300	5.4%
Westfield Capital Management Co., LLC	3,783,257	5.3%
David A. Smith	361,552	*
John F. Sasen, Sr.	332,591	*
Gary A. Corless	60,646	*
Douglas J. Harper	59,489	*
Kevin P. English	16,687	*
Charles E. Adair	6,000	*
Hugh M. Brown	71,367	*
T. O’Neal Douglas	185,638	*
Melvin L. Hecktman	181,147	*
Clark A. Johnson	190,204	*
Delores P. Kesler	186,887	*
Charles R. Scott	176,258	*
Donna C.E. Williamson	148,368	*
All Executive Officers and Directors as a group (13 persons)	1,976,834	2.8%

*	Less than 1%
(1)
Included in such beneficial ownership are shares of Common Stock issuable upon the exercise of certain options exercisable immediately or within 60 days of March 29, 2002 as follows: Mr. Smith, 165,381 shares; Mr. Sasen, 177,809 shares; Mr. Corless, 39,629 shares; Mr. Harper, 58,853 shares; Mr. English, 16,235 shares; Mr. Brown, 65,367 shares; Mr. Douglas, 125,638 shares; Mr. Hecktman, 154,897 shares; Mr. Johnson, 130,204 shares; Ms. Kesler, 158,887 shares; Mr. Scott, 146,258 shares; Ms. Williamson, 145,068 shares; and executive officers and directors as a group, 1,384,226 shares. Also included in such beneficial ownership are shares held for the account of certain individuals by the ESOP as follows: Mr. Smith, 28,902 shares; Mr. Sasen, 23,916 shares; Mr. Corless, 6,517 shares; Mr. Harper 636 shares; and all executive officers and directors as a group, 59,971 shares.

(2)	Based upon 71,270,044 shares of Common Stock outstanding as of March 29, 2002.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors has selected KPMG LLP, independent certified public accountants, as the Company’s auditors for the fiscal year ending March 28, 2003. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

SHAREHOLDER PROPOSALS

Shareholders who wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2002 Annual Meeting should deliver a written copy of their proposal to the Company no later than March 12, 2003. Proposals should be directed to the attention of Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

OTHER MATTERS

Expenses of Solicitation

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers or other employees of the Company, personally, or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of the nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain officers of the Company and its directors, and persons who beneficially own more than ten percent of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Company. Based solely on a review of the reports provided to the Company by the above-referenced persons, the Company believes that as of the date of this Proxy Statement, all filing requirements applicable to its reporting officers, directors and beneficial owners of greater than ten percent were properly and timely complied with.

Multiple Shareholders Sharing One Address

In some instances, the Company may deliver to multiple shareholders sharing a common address only one copy of this proxy statement and one copy of the Company’s Annual Report for the fiscal year ended March 29, 2002. If requested by phone or in writing, the Company will promptly provide a separate copy of the proxy statement or the Annual Report, or both, to a shareholder sharing an address with another shareholder. Requests by phone should be made to Robert Weiner at (904) 332-3000, and requests in writing should be sent to the attention of Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to the Company at the address above.

Miscellaneous

Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in their sole discretion on such matters.

PSS World Medical, Inc.

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints David A. Smith and Clark A. Johnson as Proxies, each with the power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all the shares of Common Stock of PSS World Medical, Inc. (the “Company”) held of record by the undersigned on June 24, 2002, at the Annual Meeting of Shareholders to be held on August 21, 2002.

1.    ELECTION OF DIRECTORS

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Charles E. Adair, Hugh M. Brown and Charles R. Scott

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below)

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued and to be dated and signed on reverse side)

PSS World Medical, Inc.
Annual Meeting of Shareholders
August 21, 2002

(continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR LISTED ABOVE.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Dated:                , 2002

Signature

Signature

Title(s)

If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.